
                                             EXHIBIT 12
                             THE GILLETTE COMPANY AND SUBSIDIARY COMPANIES
                                  RATIO OF EARNINGS TO FIXED CHARGES


                                       Nine Months  Nine Months
                                          Ended        Ended                 Year Ended December 31,
(Millions)                              Sept. 30,    Sept. 30,      ----------------------------------------
                                           2002         2001        2001     2000     1999     1998     1997
                                        ----------   ----------     ----     ----     ----     ----     ----

Earnings:
  Income from continuing operations
    before income taxes                   $1,261       1,029       1,342    1,288    1,912    1,656    2,065
  Interest expense                            65         119         145      223      136       94       78
  Interest portion of rental expense          30          19          31       25       20       17       16
  Amortization of capitalized interest         8           7           9        6        5        4        3
                                          ------      ------       -----    -----    -----    -----    -----
  Earnings available for fixed charges    $1,364       1,174       1,527    1,542    2,073    1,771    2,162
                                          ======      ======       =====    =====    =====    =====    =====

Fixed Charges:
  Interest expense                        $   65         119         145      223      136       94       78
  Interest capitalized                         3           9          11       23       13       18       10
  Interest portion of rental expense          30          19          31       25       20       17       16
                                          ------      ------       -----    -----    -----    -----    -----
  Total fixed charges                     $   98         147         187      271      169      129      104
                                          ======      ======       =====    =====    =====    =====    =====


Ratio of Earnings to Fixed Charges          13.9         8.0         8.2      5.7     12.3     13.7     20.8
                                          ======      ======       =====    =====    =====    =====    =====
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